Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-212591), Form S-3 (No. 333-182076, No. 333-186621 and No. 333-199432) and Form S-8 (No. 333-195476, No. 333-208364 and No. 333-212277) of Net Element, Inc. of our report dated March 31, 2017, except for note 2 to which the date is October 3, 2017, relating to the consolidated financial statements, at and for the years ended December 31, 2016 and 2015, which appear in this Form 10-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

October 19, 2017